Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement and General Release of Claims (hereinafter “Agreement”) is entered into by and between Ivan Szeftel (hereinafter “Executive”) and ADS Alliance Data Systems, Inc., a Delaware corporation (“ADSI”), a wholly owned subsidiary of Alliance Data Systems Corporation, a Delaware corporation (“ADSC”).

WHEREAS, Executive has served as President, Retail Services since May, 1998;

WHEREAS, Executive has notified ADSI that he plans to retire effective March 1, 2012 (“Retirement Date”)

WHEREAS, following the announcement of a new President, Retail Services and through Retirement Date, the ADSC Board of Directors (“ADSC Board”) desires that Executive provide advisory services to the President, Retail Services and continue to serve as Chief Executive Officer of World Financial Network Bank (“Bank”) and Chairman of the Bank Board of Directors (“Bank Board”) (“Executive Bank Board Service Period”);

WHEREAS, effective on the Retirement Date and at the pleasure of the Bank Board, Executive will continue to serve as an independent member and non-employee Chairman of the Bank Board (“Non-Executive Bank Board Service Period”);

WHEREAS, during and after the Non-Executive Bank Board Service Period, ADSI wishes to ensure that Executive will not utilize his institutional knowledge and unique insight into the operation of ADSI or its Affiliates to compete with, solicit employees or customers of, or otherwise interfere with the operations of ADSI or its Affiliates;

WHEREAS, ADSI believes it is in the best interests of ADSC’s stockholders to enter into this Agreement to set forth the rights and obligations of the parties; and

WHEREAS, this Agreement shall become effective following the expiration of the Revocation Period (as defined below) (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing promises and other good and sufficient consideration contained hereinafter, the parties agree as follows:

I.   EXECUTIVE BANK BOARD SERVICE PERIOD

During the Executive Bank Board Service Period, Executive will continue as an ongoing full time employee and will be compensated as such at Executive’s current level of compensation, including remaining eligible to receive all short and long term incentive compensation payments per the terms and performance metrics established for Executive for the 2011 performance period by the Compensation Committee of the ADSC Board.

Separation Agreement and General Release

II.   NON-EXECUTIVE BANK BOARD SERVICE PERIOD

During the Non-Executive Bank Board Service Period, Executive shall be entitled to receive compensation as a non-employee director of the Bank Board, as determined from time to time by the Bank Board.  Additionally, for service as Chairman of the Bank Board, Executive shall receive an additional retainer in the amount of $20,000.00 per year, subject to approval by the Bank Board.  Nothing contained in this Agreement shall be construed as having granted Executive a right to serve as a member of the Bank Board, and such service may be terminated at any time prior to or during the Executive Bank Board Service Period or the Non-Executive Bank Board Service Period, if any, as provided in the Bank’s Certificate of Incorporation and Bylaws, and all other applicable charter and operating agreements.  Except as set forth in the first two sentences of this Article II, none of the payments contemplated by Article III of this Agreement are contingent on Executive remaining or serving as a member of the Bank Board.

III.  RETIREMENT AND PAYMENTS

A.           General. ADSI represents and agrees that as soon as practicable after the Retirement Date, ADSI will make payment in full to Executive for all un-reimbursed business expenses incurred by Executive in compliance with ADSI policies through the Retirement Date.  ADSI and Executive further agree that as of the Retirement Date, Executive will become responsible for any business expenses incurred by him, and will not accrue any further paid time off (“PTO”) or other benefits for which Executive was eligible or previously entitled, except for those benefits expressly provided for separately in this Agreement.  The parties further agree that the Release Payment (defined below) includes, and is more than sufficient to cover, any earned but unpaid final wages of any kind (salary, commissions, bonus, or otherwise), accrued PTO, vacation, or other benefits not otherwise expressly provided for separately in this Agreement.  Executive acknowledges and agrees that as of the Retirement Date, Executive shall no longer be eligible to participate in any employee benefit plans except as otherwise expressly provided for separately in this Agreement, and all accrual rights thereunder will cease.  For example, and without limitation, Executive shall no longer be eligible to participate in the Alliance Data Systems 401(k) and Retirement Savings Plan (“401(k) Plan”), and therefore, the Release Payment and the Protective Covenants Payments (defined below) shall not be subject to 401(k) Plan withholdings or employer matching.

B.           Retirement Payments.  Executive shall be paid a total of seventy-eight (78) weeks (“Retirement Payment Period”) of Executive’s weekly base salary as of the Effective Date plus an additional IC payment equal to one and one half times of Executive’s target percentage of base salary as of the Effective Date (“IC Payment”), which shall be divided into two separate payments and paid as follows:

(1) Four (4) weeks of Executives’ current base salary plus an amount equal to 4/78ths of the IC Payment (less applicable taxes and withholdings) paid to Executive in consideration of the release and wavier of claims provided for in Article V and Executive's agreement not to contest the Protective Covenants in Article VI (the “Release Payment”).  Subject to Article III.B.3 below, such payment will be payable in two (2) bi-weekly installment payments on regular payroll dates commencing on the first payroll date after the Retirement Date; and

(2) Seventy-Four (74) weeks of Executive’s current base salary plus an amount equal to 74/78ths of the IC payment (less applicable taxes and withholdings) paid in consideration of the agreements and promises made by Executive in Article VI (the

Separation Agreement and General Release

“Protective Covenants Payment”).  Subject to Article III.B.3 below, such payments will be payable in bi-weekly installment payments on regular payroll dates commencing on the first payroll date after the Release Payment has been paid in full.

(3) Notwithstanding anything herein to the contrary, if the ADSC Board (or its delegate) determines in its discretion that Executive is, as of the Retirement Date, a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations issued thereunder, then no installment of the Release Payment or the Protective Covenants Payment that is not otherwise scheduled to be paid on or before March 15, 2012 will be paid during the period beginning on the date of Executive’s “Separation from Service” (as defined in Treas. Reg. Sec. 1.409A-1(h)) from ADSI and ending on the earlier of (i) the date that is six (6) months after the date of Executive’s Separation from Service, or (ii) the date of Executive’s death.  Any portion of the Release Payment and the Protective Covenants Payment to which Executive would otherwise be entitled during such non-payment period but for the application of this paragraph will be accumulated and paid to Executive on the first regular payroll date that is not less than six (6) months following the date of Executive’s Separation from Service, or if earlier, within 30 days of Executive’s death to his surviving spouse (or to his estate if Executive’s spouse does not survive him).

C.           Equity.  ADSC also agrees that in further consideration of the agreements and promises made by Executive in Article VI herein the tranche of (1) any time-based restricted stock units (“TBRSU”) that would otherwise be scheduled to vest between March 1, 2012 and February 28, 2013 shall, subject to Executive’s continued employment with ADSI through March 1, 2012, continue to vest and be paid in February, 2013 pursuant to the schedule established by the Compensation Committee of the ADSC Board for all equity awards for that same period, consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (it being understood that for purposes of Section 409A of the Code, such TBRSUs will cease being subject to a substantial risk of forfeiture as of March 1, 2012 and therefore must be paid no later than March 15, 2013); and (2) the tranche of any performance-based restricted stock units (“PBRSU”) for which performance restrictions are scheduled to lapse between March 1, 2012 and February 28, 2013, shall continue to vest and be paid in February 2013 pursuant to the schedule and performance metrics as established by the Compensation Committee of the ADSC Board for all equity awards for that same period, without regard to any continuing employment requirements, consistent with Section 409A of the Code.  The parties agree that the Equity described in this Article III.C. shall also be considered a Protective Covenants Payment.

Additionally, as approved by the Compensation Committee of the ADSC Board, Executive’s options to acquire shares of ADSC common stock (“Options”) that are or shall become vested on or prior to the Retirement Date shall be exercisable per the original stock option agreements and the retirement provisions as specified in the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan, the Alliance Data Systems Corporation 2003 Long Term Incentive Plan, the Alliance Data Systems Corporation 2005 Long-Term Incentive Plan and the 2010 Omnibus Incentive Plan, whichever is applicable to particular Options (collectively, the “LTI Plans”), but in no event shall any Option be exercisable following the earlier of (i) twelve (12) months following the Retirement Date, or (ii) the expiration of ten (10) years from the date on which the applicable award was granted.  Any Options that are unvested as of the Retirement Date shall be forfeited.

Separation Agreement and General Release

D.           Continuation of Benefits.  Executive and his dependents shall be eligible for health, welfare, and executive benefits under available ADSI plans during the Retirement Payments Period at the same cost to Executive as that charged to other active executives of ADSI; provided that, that such obligation shall cease on the date Executive becomes eligible to receive health benefits under a subsequent employer’s health insurance plans (whether or not Executive or his spouse actually elects to receive such benefits). For purposes of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Executive shall be eligible for such continuation coverage as of the date immediately following the end of the Retirement Payment Period.  Neither ADSI nor Executive may liquidate Executive’s right to health insurance benefits or exchange such right for any other benefit.

E.           Compliance with Code Section 409A.  Article III and this Agreement will be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Executive is not permitted to designate, directly or indirectly, the taxable year of any payment made under this Agreement.  The right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.  Any installment payment under this Agreement that is paid during the short-term deferral period (as defined in Treas. Reg. Sec. 1.409A-1(b)(4)) will be treated as a short-term deferral and not aggregated with other plans or payments.  Payment dates provided for in this Agreement are deemed to incorporate the grace periods provided by Treas. Reg. Sec. 1.409A-3(d).  To the extent the payments payable to Executive under this Agreement do not meet the short-term deferral exemption as set forth in the Treasury Regulations under Code Section 409A as set forth hereinabove, such payments shall be paid in a manner so as to comply with Code Section 409A as provided herein.

To the extent that payments to Executive are reimbursements for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A of the Code, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

IV.           OTHER MATTERS

A.           Executive Deferred Compensation Plan.  Executive acknowledges and agrees that as of the Retirement Date, Executive shall no longer be eligible to participate in the Executive Deferred Compensation Plan (“EDCP”).  Executive and ADSI agree that Executive’s cumulative EDCP contributions shall be paid to Executive in accordance with the EDCP and shall include all interest accrued through the payment date.  Executive acknowledges that payments under the EDCP and any other nonqualified deferred compensation plan subject to Section 409A of the Code that commence due to Executive’s Separation from Service from ADSI shall commence not earlier than six months and a day after the date of Executive’s Separation from Service.  Such payments shall be subject to all applicable taxes and withholdings.

Separation Agreement and General Release

B.           Stock Transactions.  Executive acknowledges and agrees that because of his position as a Section 16 officer of ADSC, he is required for a period of six (6) months after he ceases to be a Section 16 officer to file Securities and Exchange Commission (“SEC”) Forms 4 and 5 to report stock transactions related to ADSC, including, but not limited to, sales and purchases of ADSC common stock and derivative securities, and the exercise of employee stock options (“Stock Transactions”).  Therefore, to enable timely filing of these forms with the SEC, which ADSC does on Executive’s behalf, for a period of six (6) months from the Retirement Date, Executive agrees to report any such Stock Transaction made by him to Leigh Ann A. Epperson, ADSC’s Corporate General Counsel, as soon as possible, but no later than 12:00 Noon Central Time on the day following the day such Stock Transaction is executed, or provide a legal opinion that such Stock Transaction is not a reportable event requiring the filing of a Form 4 or 5.  Executive agrees to execute and forward to ADSC the No Filing Due Statement attached hereto as Exhibit A, or to provide to ADSC all necessary details to file a Form 5, for receipt no later than January 11, 2013.

C.           Other Agreements.  The parties agree that the Change in Control Severance Protection Agreement entered into by and between ADSI and Executive on September 25, 2003, as amended by the Joint Amendment to Agreements Providing for Compensation or Benefits upon Involuntary Severance from Employment (as amended, the “CIC Agreement”), the Indemnification Agreement entered into by and between Executive and ADSC dated as of June 10, 2003 and the Offer Letter dated May 4, 1998 as amended (“Offer Letter”), shall terminate as of the Effective Date and be of no further force and effect.

V.   COVENANT NOT TO SUE AND RELEASE OF CLAIMS

A.           Covenant Not to Sue. Executive agrees not to file any charges, claims, suits, or complaints against ADSI with any federal, state or local governmental agency, or in any court of law, with respect to any aspect of his employment with, or separation of employment from, ADSI, with respect to any matters whatsoever, which occurred prior to or on the Effective Date, whether known or unknown to Executive at the time of execution of this Agreement, with the exceptions of:  (a) any claims the law precludes him from waiving by agreement, including an action challenging the validity of Executive’s release of claims under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. (“ADEA”); (b) any claim that ADSI breached its commitments under this Agreement; (c) any claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of ADSI, (d) any entitlement by Executive or his spouse or dependants to continued medical or dental coverage under COBRA; or (e) any rights Executive has to indemnification under ADSC’s bylaws or articles, as they may be amended from time to time.  Items (b), (c), (d) and (e) immediately above shall be excepted from the release in Article V.B below.

B.           Release of Claims. Executive acquits, releases and forever discharges ADSI and its predecessors, successors, parent entities, subsidiaries, affiliates, or related companies, its and their attorneys, officers, directors, employees, former employees, agents, insurers, and assigns (collectively the “Released Parties”), jointly and/or severally, from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which he ever had, may now have or may hereafter have with respect to any aspect of his employment with, or separation of employment from, ADSI, and with respect to any other matter whatsoever.  This release includes, but is not limited to, claims relating to or arising out of the Sarbanes-Oxley Act; any claims alleging retaliation and/or whistleblower claims; any and all

Separation Agreement and General Release

claims relative to agreements to sponsor for immigrant or non-immigrant positions; any claims for unpaid or withheld wages, the Offer Letter, the CIC Agreement, severance pay, benefits, incentive compensation, Options, TBRSU, PBRSU, restricted stock, special awards, commissions and/or other compensation of any kind; or any other claim, regardless of the forum in which it might be brought, if any, which Executive has, might have, or might claim to have against the Released Parties, or any of them individually, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whenever incurred, or suffered by Executive as a result of any and all acts, omissions, or events by the Released Parties, collectively or individually, through the date Executive executes this Agreement.  It is expressly agreed and understood by Executive that this Agreement and General Release includes, without limitation, any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with the employment relationship between Executive and ADSI and the termination thereof, including any claim of discrimination, retaliation, harassment, failure to accommodate, wrongful termination, breach of contract, negligence, libel, slander, wrongful discharge, promissory estoppel, tortious conduct, and/or any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the Agreement not binding, including all claims that were or could have been brought by Executive.

C.           Laws Included in Release.  Executive agrees that, subject to the exceptions set forth in Article V.A of this Agreement, his covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had, may now have, or may hereafter have against ADSI, in tort or in contract, or under any present or future federal, state, local or other statute or law, including, but not limited to, statutory or common laws of the State of Ohio, the State of Pennsylvania, or any political subdivision of the States of Ohio and Pennsylvania; the Ohio, Pennsylvania and United States Constitutions; the Ohio Civil Rights Act, the Pennsylvania Human Relations Act; the National Labor Relations Act, 29 U.S.C. §151, et seq.; Title VII of the 1964 Civil Rights Act, 42 U.S.C. §2000e, et seq.; the 1866 Civil Rights Act, 42 U.S.C. §1981; the Civil Rights Act of 1991, P.L. 102-166; the Americans With Disabilities Act, 42 U.S.C. §12101, et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. §553, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201, et seq.; the Family & Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the ADEA and the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., 29 U.S.C. §621, et seq.; the Equal Pay Act, 29 U.S.C. §206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C., §1001, et seq.; Ohio and Pennsylvania Workers’ Compensation Law; the Immigration Reform Control Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §1161, et seq.; any and all Ohio and Pennsylvania common law claims, including, but not limited to, any violation of Ohio and Pennsylvania public policy, invasion of privacy, breach of contract and promissory estoppel.

D.           Waiver of Unknown Claims.  Executive intends that this Agreement shall bar each and every claim, demand and cause of action hereinabove specified, whether known or unknown to him at the time of execution of this Agreement.  As a result, Executive acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement.  Nevertheless, Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

Separation Agreement and General Release

E.           Adequacy of Consideration.  The parties individually and collectively agree that the covenants and promises made in Article V of this Agreement are in consideration of the Release Payment and other promises made hereunder by all parties, and that, but for the execution of this Agreement, no party would be entitled to the amounts and promises provided for herein.

F.           ADEA Release.  Executive hereby acknowledges that Executive is knowingly and voluntarily entering into this Agreement with the purpose of waiving and releasing any claims under the ADEA (a law which prohibits discrimination on the basis of age), and as such, Executive acknowledges and agrees that:

(1)this Agreement is worded in an understandable way and he has read and fully understands its terms;

(2)any rights or claims arising under the ADEA are waived;

(3)claims under the ADEA that may arise after this Agreement is executed are not waived;

(4)           the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;

(5)           Executive has been advised in writing by ADSI to consult with an attorney prior to executing this Agreement;

(6)           Executive acknowledges that he has been given a twenty-one-day (21-day) period of time from the date of receipt of this Agreement to consider all of the provisions of this Agreement, and he does knowingly and voluntarily waive said given 21-day period;

(7)           Any changes made to this Agreement, whether material or immaterial, will not restart the running of this twenty-one-day (21-day) period;

(8)           Executive may revoke this waiver and release of any ADEA (age discrimination) claims covered by this Agreement within seven days from the date this Agreement is executed (such seven-day period, the “Revocation Period”)

(9)           This Agreement shall not become effective until the Revocation Period has passed and Executive shall not have revoked his waiver and release of any ADEA claim during the Revocation Period.  If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement and ADSI will have no obligations hereunder; and

(10)          Nothing in this Agreement shall be construed as a limitation on the right of Executive to participate in any investigation by the Equal Employment Opportunity
Commission into any charge that ADEA has been violated, including a charge filed by Executive.

Separation Agreement and General Release

VI.   PROTECTIVE COVENANTS

A.           Protective Covenants. Notwithstanding any other provision contained in this Agreement, Executive acknowledges and agrees that he shall continue to be bound by the post-employment restrictions in any confidentiality, non-solicitation, and/or non-competition agreements (collectively, the “Confidentiality Agreements”) signed by Executive, which the parties agree are incorporated herein by reference, with the understanding that nothing contained in the Confidentiality Agreements shall limit the scope of this Article VI:

(1)           Non-Compete.  For a period of two (2) years following the later of the Retirement Date and the completion of the Non-Executive Bank Board Service Period (the “Protective Covenants Period”), the Executive shall not, within the United States, directly or indirectly, either alone or in conjunction with another person, in any manner, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, do business with or otherwise be connected with the ownership, management, operation or control of any business that is materially similar to or competitive with ADSC or its Affiliates; and

(2)             Non-Solicitation.  During the Protective Covenants Period, Executive shall not, directly or indirectly, alone or in conjunction with another person in any manner:

(a)             solicit or encourage any officer or employee of ADSI or its Affiliates to leave the employment of ADSI or its Affiliates’ or to otherwise interfere with a subsisting relationship with or commitment to ADSI or its Affiliates;

(b)             hire any officer or employee who has left the employment of ADSI or its Affiliates within six (6) months of the termination of such officer's or associate's employment with ADSI or such Affiliates;

(c)             solicit or encourage any independent contractors, suppliers or referral sources performing services for ADSI or its Affiliates to cease or modify such performances or to otherwise harm their relationship with or commitment to ADSI or its Affiliates; or

(d)             solicit, induce or attempt to induce any customer, collector, sponsor or supplier of ADSI or its Affiliates to cease doing business in whole or in part with ADSI or its Affiliates or do business with any other person, firm, partnership, corporation or other entity which performs or may perform services materially similar to or competitive with those provided by ADSI or its Affiliates.

(3)           Protection of Confidential Information and Intellectual Property. Executive agrees that, during the course of Executive’s employment with ADSI, Executive has had access to certain general and specific information which is confidential and proprietary to ADSI or its Affiliates (hereinafter “Confidential Information”).

Separation Agreement and General Release

Executive agrees that all such Confidential Information described in this Agreement is the exclusive property of ADSI or its Affiliates.  Executive promises and agrees that Executive will not disclose any Confidential Information to any other person or entity unless required by law.  Executive further agrees not to use such Confidential Information for any personal or business purpose.

Executive further covenants and agrees that Executive will not take, following the end of Executive’s employment with ADSI or any of its Affiliates, any document, papers or materials in any form (including without limitation originals or copies, printed or in electronic form) in Executive’s possession or control containing any Confidential Information and that Executive will surrender all such material upon the Retirement Date.

B.           No Contest.  In consideration for the Protective Covenants Payments, Executive waives and releases any claim that the covenants in Article VI.A.1., VI.A.2., and VI.A.3., (the "Protective Covenants") are unenforceable as written and agrees not to sue, cause or permit another person to sue for his benefit, or otherwise pursue a claim that the Protective Covenants are not enforceable as written.  The post-employment restrictions in the Confidentiality Agreements and the LTI Plans shall survive any revocation of this Agreement by Executive. Notwithstanding anything herein to the contrary, this Agreement shall be read so as to supplement the Confidentiality Agreements and LTI Plans and not to replace or eliminate them.

C.           Injunctive Relief. Executive agrees that a violation of the Protective Covenants would cause irreparable harm to ADSI that cannot be fully and effectively remedied through monetary damages or compensation.  Therefore, Executive agrees that in addition to, and not in lieu of, any damages which ADSI may be entitled to as a legal remedy, ADSI shall also be entitled to such injunctive relief (temporary, preliminary, permanent or otherwise) as is needed to prevent further violations of this Agreement and to return the parties to the status quo prior to such violation where possible, and ADSI shall be entitled to specific enforcement of this Agreement.  Executive further agrees that ADSI’s recoverable remedies for a violation of Article VI of this Agreement shall include attorneys’ fees, court costs and expenses incurred by ADSI in the enforcement of this Article.

D.           Clawback.  Executive’s agreement to comply with all of the Protective Covenants and agreement to waive any contest to the enforceability of the Protective Covenants as written, and ADSI’s agreement to make Protective Covenants Payments to Executive are mutually dependent obligations.  Accordingly, in the event that any portion of the Protective Covenants deemed material by ADSI is challenged by Executive and found to be unenforceable, and if Executive has received the Protective Covenants Payments, including, without limitation, any payment made in the form of ADSC TBRSU or PBRSU described in Article III.C whether previously paid or to be paid, such payments shall be immediately forfeited and revert to ADSI and Executive shall be required to immediately return the Protective Covenants Payments to ADSI (less any taxes paid thereon by Executive).

E.           Cessation of Payments.  In the event that Executive materially breaches one or more of the covenants set forth in Article VI, as determined by ADSI, then ADSI shall have the right to cease making the Protective Covenants Payments provided for herein and shall have no further obligations to Executive under this Agreement.  Cessation of payments pursuant to this provision shall not cause any of Executive’s obligations under this Agreement, the LTI Plans or the Confidentiality Agreements to end.

Separation Agreement and General Release

The clawback pursuant to Article VI.D. and the cessation of ADSI’s obligations pursuant to Article VI.E. shall have no impact on Executive’s continuing rights and obligations under this Agreement, the LTI Plans or the Confidentiality Agreements.

VII.   MISCELLANEOUS

A.           Cooperation.  Executive agrees that from and after the date hereof he will make himself available to assist ADSI or its Affiliates as reasonably requested, regarding prior business arrangements or pending litigation or litigation which may arise in the future concerning matters about which he has or had personal knowledge or which were within the purview of his responsibilities.  Executive agrees to assist in the prosecution or defense of such claims involving ADSI, or any of its Affiliates, or any of their officers, directors, employees, or agents, whether or not such claims involve litigation.  This assistance may include but is not limited to participation in interviews, development of factual matters and the giving of documentation and/or testimony, whether by oral testimony, affidavit, at trial or otherwise.

B.           No Assignment.  Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may have, or may claim to have against any Released Party.  Executive agrees to indemnify and hold harmless all of the Released Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including reasonable attorneys’ fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such Released Parties by, through, or by virtue of an assignment or other transfer by Executive.

C.           No Right to Re-Employment.  Executive acknowledges and agrees that by signing this Agreement, Executive is hereby releasing and forever waiving any right to re-employment or reinstatement with ADSI in any capacity; although nothing herein shall prevent ADSI from re-employing Executive should ADSI, in its own discretion, decide to re-employ Executive.

D.           D&O Coverage and Indemnification.  Notwithstanding anything in this Agreement to the contrary, Executive shall continue to be covered under any directors and officers liability policy and entitled to any indemnification for claims arising from events prior to the Retirement Date.

E.           No Admission of Liability.  This Agreement, the offer of this Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Released Parties, or any of them individually, of any wrongdoing or liability of any kind or an admission by any party (Executive or Released Parties).  This Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability or for any purpose other than to enforce the terms of this Agreement.

F.           Terms of Agreement Confidential.  Executive agrees that Executive will not disclose to any third parties, except as provided below, the fact that the parties have entered into this Agreement or the terms and conditions of this Agreement.  Unless otherwise authorized in writing by ADSI, Executive may not disclose the fact that the parties have entered into this Agreement or any of the information contained herein except with respect to Executive’s spouse,

Separation Agreement and General Release

attorneys and tax advisors (the “Authorized Parties”), but only upon advising the Authorized Parties of the restrictions of this section and obtaining the agreement of the Authorized Parties to the terms of same.  This Agreement is not intended to prohibit or interfere with Executive’s ability to respond to or cooperate with any governmental agency request or subpoena or court order.  However, in the event Executive receives such a subpoena or order, Executive agrees to provide ADSI notice of the subpoena or order within five (5) days of Executive’s receipt of such subpoena or order to Corporate General Counsel, Alliance Data, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.  In addition, in the twenty-four (24) month period following the later of the Retirement Date and the Non-Executive Bank Board Service Period, prior to accepting any new position of employment or agreeing to perform services for a person or entity that might foreseeably be viewed as a competitor or business engaged in any enterprise that is the same or similar to that of ADSI or its Affiliates, Executive shall provide the prospective employer with a copy of the Confidentiality Agreements and Article VI of this Agreement.

G.           Contractual Agreement; Governing Law.  The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law.  The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend that the legality, validity, and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable part shall be deemed not to be a part of this Agreement.  The forum and venue to decide any disputes arising under this Agreement shall be a court of competent jurisdiction in Franklin County, Ohio.  Executive consents to the jurisdiction of the courts located in Franklin County, Ohio, over him and waives any and all objections to the exercise of jurisdiction over him by such courts.  ALLIANCE DATA AND EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

H.           Successors.  This Agreement shall be binding upon and the benefits shall inure to Executive and Executive’s heirs, and to ADSI and its successors and assigns.

I.           Waivers.  No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party to this Agreement against whom such waiver is sought to be enforced.  The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement.

J.           Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, and addressed as follows:

Separation Agreement and General Release

If to ADSC:

Alliance Data Systems Corporation
7500 Dallas Parkway, Suite 700
Plano, Texas  75024
Attn:  Corporate General Counsel

If to ADSI:

ADS Alliance Data Systems, Inc.
7500 Dallas Parkway, Suite 700
Plano, Texas  75024
Attn:  Corporate General Counsel

If to Executive:  at the address set forth below Executive’s signature on the signature page hereto, with a copy to:

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

K.           Entire Agreement.  Executive agrees that in executing this Agreement, Executive does not rely and has not relied on any document, representation or statement, whether written or oral, other than those specifically set forth in this Agreement.  Except where otherwise expressly provided for herein, the parties agree that this Agreement and any attachments, schedules, or exhibits hereto constitute the entire agreement between Executive and ADSI, supersede any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contain all the covenants and agreements in any manner whatsoever between the parties with respect to such matters.  No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist.  This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

L.           Mutual Drafting.  The wording in this Agreement was reviewed and accepted by all parties after reasonable time to review with legal counsel, and no party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

M.           Return of ADSI Property.  Executive represents and agrees that on or before the Retirement Date, Executive will return to ADSI all ADSI property within Executive’s possession or control, including, but not limited to, beepers, cellular telephones, keys, access cards, computers and peripheral equipment, software, automobiles, equipment, customer lists, forms, plans, documents, and other written and computer material, and copies of the same, belonging to ADSI or its Affiliates, or any of their customers, and Executive will not at any time copy or reproduce the same. Notwithstanding anything to the contrary in this paragraph, the parties agree that Executive shall be entitled to keep and retain, as his own, the  computer and other home office equipment currently in his possession, but that before Executive shall retain such equipment that all ADSI data, whether or not confidential, and all ADSI-licensed software shall be removed from such computer.

Separation Agreement and General Release

N.           Understanding of Agreement.  Executive declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted, after complete consideration of all facts and Executive’s legal rights, of which Executive has been fully advised by Executive’s attorneys for the purpose of making a full and final compromise, adjustment and settlement of any and all claims, disputed or otherwise, that Executive may have against the Released Parties.

O.           Taxes.  Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement.  Notwithstanding any other provision herein contained, ADSI may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided to, Executive under this Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by ADSI as resulting from such amounts payable or benefits provided hereunder.

P.           Counterparts.  This Agreement may be executed in multiple counterparts each of which shall be deemed to be one and the same instrument.  Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement shall be deemed to be an executed original thereof.

Q.           Affiliates.  For purposes of this Agreement an “affiliate” of ADSI is any entity controlling, controlled by, or under common control with ADSI.

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Separation Agreement and General Release

IN WITNESS WHEREOF, the parties have executed this Agreement this 2nd day of September, 2011, as follows:

Ivan Szeftel

/s/ Ivan Szeftel
Executive Signature

__________________________________
Address

__________________________________
City, State, Zip

Date: September 2, 2011

ADS Alliance Data Systems, Inc.

By: /s/ Leigh Ann K. Epperson
Its: SVP, General Counsel and Secretary

Alliance Data Systems Corporation

By: /s/ Leigh Ann K. Epperson
Its: SVP, General Counsel and Secretary

World Financial Network Bank

By: /s/ Leigh Ann K. Epperson
Its: Assistant Secretary

Separation Agreement and General Release

EXHIBIT A

“No Filing Due” Statement

CERTIFICATE

I am aware that, as a former executive officer of Alliance Data Systems Corporation (the “Company”) during the fiscal year ended December 31, 2012, I must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of the fiscal year, unless I have previously reported all transactions and holdings otherwise reportable on Form 5.

After reviewing my records, I hereby certify to Alliance Data that I am not required to file a Form 5 for the above fiscal year.

Date:

By:
[Executive’s Name]

Separation Agreement and General Release